Exhibit 99.1

Bentley Park	News Release
2 Holland Way
Exeter, NH 03833-2937
Tel: 603.658.6100
Fax: 603.658.6101/6102
www.bentleypharm.com
Company Contact:
Michael D. Price
Vice President, Chief Financial Officer
Bentley Pharmaceuticals, Inc.
603.658.6100
FOR IMMEDIATE RELEASE	www.bentleypharm.com

Investor Relations Contacts:
Linda Decker, V.P. – Investor Relations
Jeff Myhre, V.P. – Editorial
Porter, Le Vay & Rose, Inc.
212.564.4700
Tom Gibson – Media Relations
201.476.0322

BENTLEY PHARMACEUTICALS REPORTS FISCAL 2004 REVENUES OF $73.4 MILLION
AND EPS OF $0.25 PER DILUTED SHARE

Reports Fourth Quarter EPS of $0.09 Per Diluted Share on Revenues of $19.5 Million

EXETER, NH, March 8, 2005 – Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today released its financial results for the fourth quarter and year ended December 31, 2004.

Total revenues increased 13% in 2004 to $73.4 million, meeting previously announced guidance, compared with $64.7 million in fiscal 2003.  At constant exchange rates, revenues were up 3%.  Net product sales climbed 11% to $69.9 million in 2004 from $63.0 million in 2003 (1% at constant exchange rates).  Licensing and collaboration fees more than doubled to $3.5 million in 2004, from $1.7 million in 2003.

A number of factors contributed to these results, including:

•                  Increasing royalties from sales of Testim®, the first marketed product to incorporate Bentley’s CPE-215® drug delivery technology;

•                  Continuing sales volume growth in Spain, which helped offset price reductions that were required by Spanish law last year;

•                  Continuing growth in pharmaceutical sales outside of Spain; and

•                  The strength of the Euro compared to the US Dollar, which increased revenues by approximately $6.5 million.

Sales outside of Spain reached $14.9 million in fiscal 2004, up from $9.1 million in 2003, driven largely by the revenues generated by the Company’s license and supply agreements.  Management expects these revenues to continue to grow during 2005. As of December 31, 2004, Bentley’s Spanish operations have executed 119 license agreements, of which 14 with customers in Spain and 41 with customers outside of Spain, cover actively marketed products that are generating revenues.  The remaining licenses, four with customers in Spain and 60 with customers outside of Spain, are for products that are awaiting regulatory approvals.

Operating income for 2004 totaled $8.7 million, compared to $11.4 million in 2003, as a result of the government-mandated price reductions that reduced the Company’s gross margins on net product sales to 51% in 2004, compared to 58% in 2003.  The price reductions had the effect of reducing 2004 revenues and gross profit by almost $14.0 million.

Net income for 2004 totaled $5.7 million, or $0.25 per diluted share, compared with $6.1 million, or $0.28 per diluted share in 2003.

James R. Murphy, President and CEO, stated, “We consider the positive results of 2004 to be a testament to our management and employees and their ability to quickly respond to adverse market conditions brought about by price reductions in Spain.  The changes in Spanish law at the end of 2003 forced us to reduce our prices on certain of our prescription pharmaceutical products that accounted for a significant portion of our business.  The fact that we could maintain revenues on a constant currency basis despite the price reductions affirms the strength of the Bentley organization.  At the same time, we are aware that increases in G&A costs are running at 12% of revenues, compared with 11% the year before.  Like every other publicly traded company, we have seen our costs increase significantly over the past year.  Some of these increases are due to new regulatory requirements, including costs incurred to meet the requirements of the Sarbanes-Oxley Act of 2002, while others are the result of our growth and current market conditions. Our higher costs also reflect investment of resources to prepare for our continuing growth that we expect in 2005 and beyond. As we expand our activities in Europe, we are entering new markets, many of which have great potential for our products.  At the same time, we must invest in the sales and support infrastructure needed to realize that potential.  We expect that 2005 will begin to reflect the rewards for those investments.  We are especially enthusiastic about our plans for European expansion beyond Spain.”

For the fourth quarter of 2004, record revenues of $19.5 were 8% higher than fourth quarter 2003 revenues of $18.1 million.  At constant exchange rates, revenues decreased by 1% from the fourth quarter of 2003. Fourth quarter operating income totaled $1.9 million compared to $2.6 million in the fourth quarter of 2003, a decrease of 27%, largely due to the same reasons discussed above.  Net income for the final quarter of 2004 was just under $2.0 million, or $0.09 per diluted share, up from $1.7 million, or $0.08 per diluted share, in the fourth quarter of 2003.

Michael D. Price, Vice President and CFO, commented, “Not only have we maintained our revenues, expressed in constant currency, in spite of the price reductions in the Spanish market, but our balance sheet continues to strengthen.  Our total assets increased by $21.5 million during 2004 to $122 million. Receivables declined in the fourth quarter when expressed in constant currency; however, receivables increased by approximately $2 million when translated into U.S. Dollars. Our long-term debt of $349,000 is very low for a company of our size in the pharmaceutical industry. We have maintained this low level of long-term debt while investing more than $10 million in factory improvements and additions in 2004.  We also purchased an active pharmaceutical ingredients manufacturing facility in 2004, which should broaden our revenue base and contribute to our growth in the future.”

Mr. Murphy concluded, “Our product line continues to expand, and we are planning to grow our business both in Spain, and across Europe, beginning with our initial approvals in the UK.  Our US drug business is in a stronger position than it was a year ago, thanks in large part to our consistent and growing royalty revenue stream from the sales of Auxilium’s Testim®. In January 2005, Testim was launched in Germany by Auxilium’s partner, Ipsen. Testim has received marketing authorizations in two additional European countries in 2005, bringing the total number of countries in which Testim is approved outside the U.S. to 11. We also have great hopes for our proprietary intranasal insulin product, which successfully completed Phase I and initial Phase II trials in 2004.  We are looking forward to continued success in 2005.”

Company Updates/Accomplishments in 2004

•                  In February, Bentley announced that it had successfully completed a Phase I clinical trial using its proprietary intranasal insulin formulation in human volunteers.

•                  Bentley successfully completed an initial Phase II clinical trial using its proprietary intranasal insulin formulation just before the end of 2004, and are in the data analysis and reporting stages of that study.

•                  The Spanish government approved Bentley’s generic versions of mirtazapine, sertraline and citalopram, all anti-depressants.

•                  Bentley’s common stock began trading on the NYSE under the ticker symbol “BNT.”

•                  Marketing authorizations for Bentley’s branded and generic versions of ibuprofen pediatric suspension, generic versions of the gastrointestinal product lansoprazole and the antibiotic azithromycin were approved in Spain.

•                  The British government approved generic versions of simvastatin, a lipid-lowering agent in the treatment of high cholesterol disorders.

•                  Bentley purchased an FDA-approved active pharmaceutical ingredient manufacturing facility in Zaragoza, Spain; sales of APIs from that facility accounted for 2% of Bentley’s consolidated revenues in 2004.

•                  Bentley entered into a multi-product collaboration agreement with Perrigo Company to boost Bentley’s presence in the US.

•                  The Company also announced over the course of the year results from studies that showed Testim® is effective in treating erectile dysfunction and low libido in hypogonadal men.

•                  Significant components of Bentley’s revenues for 2004 and 2003 are summarized below:

For the year ended December 31, 2004 (in thousands):

	Revenues Within Spain			Revenues
Product Line	Branded Products	Generic Products	Other	Outside of Spain	Total	% of Total Revenues

Omeprazole	$2,721	$13,520	$—	$—	$16,241	22%
Simvastatin	1,392	3,638	—	—	5,030	7%
Enalapril	3,192	1,243	—	—	4,435	6%
Paroxetine	1,045	2,928	—	—	3,973	5%
Codeisan	3,131	—	—	—	3,131	4%
All other products	7,690	6,910	—	1,742	16,342	23%
Sales to licensees and others	—	—	10,502	10,288	20,790	28%
Licensing and collaborations	—	—	607	2,844	3,451	5%
Total Revenues	$19,171	$28,239	$11,109	$14,874	$73,393	100%
% of 2004 Revenues	26%	39%	15%	20%	100%

For the year ended December 31, 2003 (in thousands):

	Revenues Within Spain			Revenues
Product Line	Branded Products	Generic Products	Other	Outside of Spain	Total	% of Total Revenues

Omeprazole	$6,099	$13,863	$—	$—	$19,962	31%
Simvastatin	2,176	4,412	—	—	6,588	10%
Enalapril	2,610	1,878	—	—	4,488	7%
Paroxetine	—	749	—	—	749	1%
Codeisan	2,713	—	—	—	2,713	4%
All other products	5,463	6,065	—	—	11,528	18%
Sales to licensees and others	—	—	9,536	7,391	16,927	26%
Licensing and collaborations	—	—	—	1,721	1,721	3%
Total Revenues	$19,061	$26,967	$9,536	$9,112	$64,676	100%
% of 2003 Revenues	29%	42%	15%	14%	100%

Bentley Pharmaceuticals will host a conference call today at 10 a.m. EST to discuss the results.  To participate on the live call, please dial 800-884-5695 from the U.S. or, for international callers, please dial  617-786-2960 passcode #10092450, approximately 15 minutes before the start time.  A telephone replay will be available for 30 days by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering passcode #37129206.

To listen to the conference call live via the Internet, visit Bentley’s web site at www.bentleypharm.com.  Please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software.  A replay will be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation, statements regarding Bentley’s anticipated 2005 revenues, its plans and prospects for 2005, anticipated sources of future revenue, and the prospects for growth of our business.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with the timing and results of clinical trials, efficacy and safety of our products, the timing and nature of regulatory approvals, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, our relationships with our strategic partners, the unpredictability of patent protection, technological changes, the effects of economic conditions, risks associated with international operations, and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2004	2003	2004	2003
Revenues:
Net product sales	$18,617	$17,584	$69,942	$62,955
Licensing and collaboration revenues	901	475	3,451	1,721
Total revenues	19,518	18,059	73,393	64,676
Cost of net product sales	9,391	7,715	34,551	26,399
Gross profit	10,127	10,344	38,842	38,277
Operating expenses:
Selling and marketing	3,889	4,009	14,808	14,212
General and administrative	2,536	1,912	9,126	7,001
Research and development	1,248	1,432	4,419	4,295
Depreciation and amortization	534	373	1,794	1,340
Total operating expenses	8,207	7,726	30,147	26,848

Income from operations	1,920	2,618	8,695	11,429
Other income (expenses):
Interest income	149	96	548	332
Interest expense	(66)	(54)	(226)	(228)
Other, net	74	(18)	1,478	(13)
Income before income taxes	2,077	2,642	10,495	11,520
Provision for income taxes	99	954	4,805	5,423
Net income	$1,978	$1,688	$5,690	$6,097
Net income per common share:
Basic	$0.09	$0.09	$0.27	$0.34
Diluted	$0.09	$0.08	$0.25	$0.28
Weighted average common shares outstanding:
Basic	21,308	19,071	20,901	17,997
Diluted	22,487	22,418	22,627	21,637

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$34,230	$39,393
Marketable securities	528	1,252
Receivables, net	27,860	18,036
Inventories, net	10,258	7,106
Deferred taxes	479	213
Prepaid expenses and other	1,355	899
Total current assets	74,710	66,899
Non-current assets:
Fixed assets, net	30,849	18,566
Drug licenses and related costs, net	14,863	13,646
Restricted cash	1,000	1,000
Other	508	352
Total non-current assets	47,220	33,564
	$121,930	$100,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,048	$10,154
Accrued expenses	6,169	7,103
Short-term borrowings	2,754	1,915
Current portion of long-term debt	31	70
Deferred income	1,594	1,476
Total current liabilities	27,596	20,718
Non-current liabilities:
Deferred taxes	2,319	2,555
Long-term debt	349	369
Deferred income	1,944	480
Other	65	176
Total non-current liabilities	4,677	3,580

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,312 and 20,573 shares	426	412
Stock purchase warrants (to purchase zero and 420 shares of common stock)	—	333
Additional paid-in capital	140,418	136,850
Accumulated deficit	(60,909)	(66,599)
Accumulated other comprehensive income	9,722	5,169
Total stockholders’ equity	89,657	76,165
	$121,930	$100,463

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